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                                                                Exhibit 4.(a).34

                 [FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

                                  [State Seal]

                           Ministry of Communications

                General License for Partner Communications Company Ltd. For the Provision of Mobile Radio Phone Services by the
                                Cellular Method (MRP)



                                Amendment No. 19



By virtue of the power of the Minister of Communications under section 4(e) of the Communications Law (Telecommunications and Broadcasting), 5742-1982, that has been delegated to us and after hearing the request of Partner Communications Company Ltd. (hereinafter-"the Company") we hereby amend the general licence for the provision of mobile radio phone services by the cellular method (MRP) granted to the Company on April 7, 1998 as follows:



Amendment of Article 65


    1.   The following shall replace Article 65:

      "65.  Public Emergency Services

      65.1 The Licensee will enable, at any time and free of charge, all its subscribers free and rapid access to public emergency services, such as: Magen David Adom, the Israel Police Force and the Fire Department.

      65A   Blocking Service for Harassing Subscribers

     65A.1 Notwithstanding the abovementioned in Article 65.1, the Licensee shall block access to public emergency services for Harassing Subscribers; if the access to public emergency services only is not technically possible, the Licensee shall block the Harassing Subscriber's access to all MRT services. For this Article, "Harassing Subscriber"-a subscriber that calls a certain public emergency service, without a justified reason, more than 10 times during one day, through Terminal Equipment in his possession.

     65A.2 Notice regarding a Harassing Subscriber shall be given in writing to the Licensee by a senior employee of a public emergency service ("the Employee"), verified by an affidavit signed by the Employee ("the Complaint"). The Complaint shall include, among other details, the name of the Harassing Subscriber, his phone number, as far as these details are known to the complainant, as well as details of the times of the calls of the Harassing Subscriber and the content of the calls that indicates that the calls were made without a justifiable reason. If the Complaint does not include the Harassing Subscriber's phone number, the Licensee shall act in a reasonable manner to identify the Harassing Subscriber based on the details in the Complaint.

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      65A.3  The Licensee shall block the Harassing Subscriber's access to the emergency services as set forth in Article 65A.1, after giving the Harassing Subscriber prior notice. The notice shall be given 3 working days before blocking the service, in one of the following manners:

             a. A call from the Licensee's service center to the Terminal
                Equipment of the subscriber;

             b. Sending an SMS to the Terminal Equipment of the Subscriber;

             c. Sending a registered letter to the Subscriber; except a Pre-Paid subscriber whose address is unknown.

     65A.4 Blocking service, to a Harassing Subscriber that is a Pre-Paid subscriber whose address is unknown, shall be done no later than 24 hours from the receipt of the Complaint or identification as set forth in Article 65A.2.

     65A.5 Notwithstanding the abovementioned in Article 65A.1, the Licensee shall not block a subscriber's access to the public emergency services, if the circumstances of the calls made, based on the explanation the subcriber provides to the Licensee show that. there was a justification for the calls and he should not be deemed a Harassing Subscriber; The Licensee shall provide the Director with the reasons for not blocking access for the Harassing Subscriber within 10 working days from receipt of the Complaint or identification as set forth in Article 65A.2

     65A.6 If the Licensee blocks the Harassing Subscriber's access to the emergency calls as set out above, he may collect from the subscriber all charges and may also be entitled to collect from him payment to remove the blockage.

     65A.7 The Licensee is permitted to remove the blockage after the Harassing Subscriber provides him with a written undertaking that he will not repeat the harassment in the future.

     65A.8 The Licensee shall record the manner of identification of the Harassing Subscriber, manner of notifying the Harassing Subscriber or alternatively where notice was not given to the Harassing Subscriber, the reason for not giving notice; In addition, he shall record the manner in which the blockage was removed.


     65A.9 The Licensee shall provide details in the Applications and Subscriber Report, as set forth in Article 104 (B), of the number of Harassing Subscribers whose access to the public emergency services or to all MRT services, has been blocked based on this Article, as well as the number of subscribers whose blockage has been removed and the number of subscribers whose access was not blocked based on this Article and the reasons for that.




                 (signed)                   (signed)
July 31, 2003     Uri Olenik                 Haim Garon
                  Director General           Senior VP Engineering and Licensing
                  MOC                        MOC